Exhibit 99.1

Retractable Technologies, Inc. Reports Results as of June 30, 2017

LITTLE ELM, Texas, August 14, 2017—Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the three and six months ended June 30, 2017 and 2016, respectively.

Comparison of Three Months Ended June 30, 2017 and June 30, 2016

Domestic sales accounted for 79.2% and 91.7% of the revenues for the three months ended June 30, 2017 and 2016, respectively. Domestic revenues decreased 12.8% principally due to decreases in sales of 1mL and 3mL syringes and the EasyPoint® needle. Domestic unit sales decreased 14.1%. Domestic unit sales were 69.8% of total unit sales for the three months ended June 30, 2017. International revenue and unit sales increased 152.3% and 225.5%, respectively, due to the timing of several large orders. Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 10.5%.

Gross profit decreased 15.6% primarily due to lower domestic sales volumes.

The Cost of manufactured product increased by 12.5% principally due to larger volumes sold. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense decreased 6.9% due to lower gross sales.

Operating expenses increased 9.0% or $290 thousand. The increase was due to stock option expense and increased staffing in sales and marketing. Our legal expenses declined.

Our operating loss was $1.3 million compared to an operating loss for the same period last year of $605 thousand due primarily to lower gross profit and higher operating expenses.

Our effective tax rate on the net loss before income taxes was 0.0% and (0.1)% for the three months ended June 30, 2017 and June 30, 2016, respectively.

Comparison of Six Months Ended June 30, 2017 and June 30, 2016

Domestic sales accounted for 82.4% and 92.2% of the revenues for the six months ended June 30, 2017 and 2016, respectively. Domestic revenues decreased 3.6% principally due to lower volume. Domestic unit sales decreased 5.4%. Domestic unit sales were 75.2% of total unit sales for the six months ended June 30, 2017. International revenue and unit sales increased 144.6% and 183.4%, respectively, due to the timing of several large orders. Our international orders may be subject to significant fluctuation over time. Overall unit sales increased 13.3%.

Gross profit decreased 5.7% primarily due to higher per unit cost of manufacture.

The Cost of manufactured product increased 17.5% due to larger volumes and higher manufacturing cost per unit. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 3.0% due to higher gross sales.

Operating expenses increased 10.8% or $683 thousand. The increase was due to stock option expense and increased staffing in sales and marketing.  We also awarded bonuses to two officers in the first quarter. Our legal expenses declined.

Our operating loss was $2.5 million compared to an operating loss for the same period last year of $1.5 million due primarily to higher operating expenses and lower gross profit.

Our effective tax rate on the net loss before income taxes was 0.0% and (0.1)% for the six months ended June 30, 2017 and June 30, 2016, respectively.

Further details concerning the results of operations as well as other matters are available in Retractable’s 10-Q filed on August 14, 2017 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

ice President and Chief Financial Officer